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                                                                    EXHIBIT 4.2
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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

   This Amendment No. 1 to Rights Agreement ("Amendment No. 1") is made by and between Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agent") as of the 30th day of September, 1998. Reference is made to the Rights Agreement dated as of June 23, 1997 (the "Agreement") between the parties. Capitalized terms not defined herein shall have the respective meaning ascribed to them in the Agreement.

   In accordance with Section 27 of the Agreement, the Company hereby amends the Agreement as follows:

   1. Effective immediately, the Rights Agreement is hereby amended to (i) delete all references to "Continuing Director" or "Continuing Directors" and insert in place thereof "Director" or "Directors", as appropriate; (ii) delete
Section 1(o) in its entirety and replace Section 1(o) with the following: "(o) "Director" shall mean any member of the Board, and "Directors" shall mean the
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members of the Board."; and (iii) delete from Section 29 in each place that it appears the phrase "(with, where specifically provided for herein, the concurrence of the Continuing Directors)".

   2. Effective immediately, the Form of Rights Certificate attached to the Agreement as Exhibit B is hereby amended (i) to delete, immediately following the words "subject to the terms, provisions and conditions of the Rights Agreement" in the first paragraph, the words "dated as of March 13, 1997", and to insert in their place the words "dated as of June 23, 1997, as amended"; and
(ii) to delete in its entirety the second sentence of the seventh paragraph "Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors."

   3. Except as specifically amended and set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

   4. By execution of this Amendment No. 1, the Company hereby certifies to the Rights Agent that the amendments to the Agreement reflected herein comply with Section 27 of the Agreement.


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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered as of the date first written above.


                         CAMBRIDGE TECHNOLOGY PARTNERS
                         (MASSACHUSETTS), INC.


                         By: /s/ Arthur M. Toscanini
                         Title: Executive Vice President-Finance, Treasurer,
                         Chief   Financial Officer


                         CHASEMELLON SHAREHOLDER SERVICES, LLC


                         By: /s/ Lynore LeConche
                         Title: Vice President